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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) May 12, 1998



                                COHO ENERGY, INC.
                            (Exact name of registrant
                          as specified in its charter)

          TEXAS                     0-22576                   75-2488635
(State or other jurisdiction       (Commission               (IRS Employer
      of incorporation)            File Number)             Identification No.)


               14785 PRESTON ROAD, SUITE 860, DALLAS, TEXAS 75240
                    (Address of principal executive offices)


       Registrant's telephone number, including area code (972) 774-8300



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ITEM 5.  OTHER EVENTS.

         On May 12, 1998, Energy Investment Partnership No. 1, a Texas general partnership ("Energy Investment Partners"), purchased 1,485,184 shares of the common stock, $0.01 par value, of Coho Energy, Inc., a Texas corporation (the "Company"), from The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership ("Morgan"), and Quinn Oil Company, Ltd., a Texas limited partnership ("Quinn Oil").

         As a result of this transaction, two of the members of the board of directors of the Company, Howard I. Hoffen and Carl S. Quinn, who were nominated to the board of directors by Morgan and Quinn Oil pursuant to an agreement with Company, resigned as directors of the Company. Two nominees of Energy Investment Partners, John R. Muse and Lawrence D. Stuart, Jr., were subsequently elected to the board of directors of the Company on May 12, 1998.

         Mr. Muse, age 47, is the Chief Operating Officer, Managing Director and Co-Founder of Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse"), a private investment firm specializing in leveraged acquisitions and strategic investments. Since 1989, Mr. Muse has been involved in originating, structuring and monitoring investments of Hicks, Muse. Prior to the formation of Hicks, Muse, Mr. Muse headed the investment/merchant banking activities of Prudential Securities for the southwestern region of the United States from 1984 to 1989. Before joining Prudential Securities, Mr. Muse served as Senior Vice President and a Director of Schneider, Bernet & Hickman, Inc. from 1979 to 1983, where he was responsible for the company's investment banking activities. Mr. Muse is Chairman of Arena Brands, Inc., Atrium Companies, and Sunrise Television Corp., and serves as a Director of Arnold Palmer Golf Management Co., International Home Foods, Inc., LIN Television Corporation, Olympus Real Estate Corporation and Suisa Foods Corporation.

         Mr. Stuart, age 54, has been a Managing Director and Principal of Hicks, Muse since October 1995. Before joining Hicks, Muse, Mr. Stuart served for over 20 years as the principal outside legal counsel for the investment firms and portfolio companies led by Thomas O. Hicks. From 1989 to 1995, Mr. Stuart was the Managing Partner of the Dallas office of the law firm of Weil, Gotshal & Manges LLP. Mr. Stuart also serves as a Director of Chancellor Media Corporation and Capstar Broadcasting Corporation.

         Messrs. Muse and Stuart were designated to serve as directors of the Company by Energy Investment Partners pursuant to the terms of a Shareholder Agreement between the Company and Energy Investment Partners dated May 12, 1998.

         Under the terms of the Shareholder Agreement, the Company has agreed to nominate two persons designated by Energy Investment Partners for election to the board of directors of the Company at each annual meeting of the Company's shareholders until



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the termination of the Shareholder Agreement (May 12, 2018) or such time that both (a) Energy Investment Partners and its affiliates cease to own at least 1,000,000 shares of the common stock (as adjusted to reflect certain changes in the common stock) and (b) any holder who is a transferee of Energy Investment Partners and its transferees of the common stock does not own at least 4 percent of the outstanding shares of the common stock. The Shareholder Agreement further provides that, if the Company's proxy statement for any annual meeting includes a recommendation regarding the election of any other nominees to the Company's board of directors, the Company must include a recommendation that the shareholders also vote in favor of the nominees of Energy Investment Partners. As long as any designee of Energy Investment Partners serves as a director of the Company, the Company has agreed to appoint one of those designees to be a member of the Compensation Committee of the Company's board of directors and to appoint one of those designees to be a member of the Audit Committee of the Company's board of directors; if the board of directors establishes an Executive Committee, the Company has agreed to appoint both such designees to be members of the Executive Committee. The Shareholder Agreement also provides Energy Investment Partners and its transferees the right to require the Company to register their shares (and derivatives of those shares) on three occasions and provides Energy Investment Partners and its transferees with the right to require the Company to register their shares of the common stock as part of any registration pursuant to applicable securities laws by the Company of its common stock.

         Also as a result of the transaction, to the Company's knowledge, Morgan no longer owns any shares of the common stock; Quinn Oil no longer owns 134,744 shares of the common stock; and Carl S. Quinn continues to have the right to purchase 15,000 of the shares of common stock pursuant to outstanding stock options. After the transaction, Energy Investment Partners owns 2,182,084 shares of the common stock (constituting 8.5 percent of the outstanding stock), including the 1,485,184 shares purchased in the transaction.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

        (c)       EXHIBITS

       (99) Shareholder Agreement (incorporated by reference to Item 7(1) of the Exhibits to the Schedule 13D dated May 18, 1998, relating to the Company and filed by Energy Investment Partnership No. 1, Thomas O. Hicks, John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt, Dan H. Blanks and David B. Deniger)



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                     COHO ENERGY, INC.


Date:  June 10, 1998                        By:      /s/ Eddie M. LeBlanc, III
                                               -------------------------------
                                                     Eddie M. LeBlanc, III
                                                     Senior Vice President and
                                                     Chief Financial Officer














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